CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Performance Leveraged Upside Securities	$500,000	$50.35
due 2021

January 2016 Pricing Supplement No. 729 Registration Statement No. 333-200365 Dated January 26, 2016 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Auto-Callable Trigger PLUS Based on the Value of the Worst Performing of the S&P 500® Index and the Russell 2000® Index due January 29, 2021

Principal at Risk Securities

The Auto-Callable Trigger PLUS Based on the Value of the Worst Performing of the S&P 500® Index and the Russell 2000® Index due January 29, 2021, which we refer to as the securities, are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document. The payment at maturity on the securities will be based on the value of the worst performing of the S&P 500® Index and the Russell 2000® Index, which we refer to as the underlying indices. If the index closing value of each underlying index on the call observation date is greater than or equal to 110% of its respective initial index value, which we refer to as the respective call threshold level, the securities will be automatically redeemed for a fixed amount per security equal to $1,250 (125% of the stated principal amount), and no further payments will be made on the securities. If the securities are not automatically redeemed prior to maturity and both underlying indices have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the worst performing underlying index. If the securities are not automatically redeemed prior to maturity and either of the underlying indices depreciates in value, but the final index value of each underlying index is greater than or equal to 60% of the respective initial index value, which we refer to as the respective trigger level, investors will receive the stated principal amount of their investment. However, if the securities are not automatically redeemed prior to maturity and the final index value of either underlying index is less than its respective trigger level, investors will lose a significant portion or all of their investment, resulting in a loss of 1% for every 1% decline in the worst performing underlying index from its initial index value. Investors may lose their entire initial investment in the securities. Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in either underlying index below its respective trigger level will result in a significant loss of your investment, even if the other underlying index has appreciated or has not declined as much. These long-dated securities are for investors who seek an equity index-based return and who are willing to risk their principal, risk exposure to the worst performing of two underlying indices and forgo current income in exchange for the possibility of receiving the early redemption payment, the upside leverage feature, which applies only if the securities are not redeemed prior to maturity and the final index value of each underlying index is greater than the initial index value, and the limited protection against loss that applies only if the final index value of each underlying index is greater than or equal to the respective trigger level. The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	January 29, 2021
Underlying indices:	S&P 500® Index (the “SPX Index”) and Russell 2000® Index (the “RTY Index”)
Valuation date:	January 26, 2021, subject to postponement for non-index business days and certain market disruption events
Aggregate principal amount:	$500,000
Stated principal amount / Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	January 26, 2016
Original issue date:	January 29, 2016 (3 business days after the pricing date)
Early redemption:

If, on the call observation date, the index closing value of each underlying index is greater than or equal to its respective call threshold level, the securities will be automatically redeemed for the early redemption payment on the third business day following such call observation date. No further payments will be made on the securities once they have been redeemed.

If the securities are redeemed prior to maturity, you will receive only the fixed early redemption payment, regardless of the actual appreciation of the worst performing underlying index, and you will no longer benefit from the leverage feature that applies to the payment at maturity if the final index value of the worst performing underlying index is greater than its respective initial index value. Moreover, the early redemption payment may be significantly less than the payment at maturity you would receive for the same level of appreciation of the worst performing underlying index had the securities not been automatically redeemed and instead remained outstanding until maturity.

Payment at maturity:

If the securities are not redeemed prior to maturity, investors will receive a payment at maturity determined as follows:

If the final index value of each underlying index is greater than its respective initial index value,

$1,000 + leveraged upside payment

If the final index value of either underlying index is less than or equal to its respective initial index value, but the final index value of each underlying index is greater than or equal to its respective trigger level:

$1,000

If the final index value of either underlying index is less than its respective trigger level:

$1,000 x index performance factor of the worst performing underlying index

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of at least 40%, and possibly all of your investment.

CUSIP / ISIN:	61761JT66 / US61761JT665
Terms continued on the following page
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$905.00 per security. See “Investment Summary” beginning on page 3.
Commissions and issue price:	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer (3)
Per security	$1,000	$36.25	$963.75
Total	$500,000	$18,125	$481,875
(1)	The price to public for investors purchasing the securities in fee-based advisory accounts will be $970 per security.

(2)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $36.25 for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of $6.25 per security. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS .

(3)	See “Use of proceeds and hedging” on page 19.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.

Product Supplement for PLUS dated November 19, 2014    Index Supplement dated November 19, 2014    Prospectus dated November 19, 2014

Auto-Callable Trigger PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due January 29, 2021 Principal at Risk Securities

Terms continued from previous page:
Call threshold level:

With respect to the SPX Index, 2,093.993, which is 110% of the initial index value of such index

With respect to the RTY Index, 1,119.771, which is approximately 110% of the initial index value of such index

Early redemption payment:	$1,250 per security (125% of the stated principal amount)
Call observation date:	July 26, 2018, subject to postponement for non-trading days and certain market disruption events
Leveraged upside payment:	$1,000 × leverage factor × index percent change of the worst performing underlying index
Leverage factor:	200%. The leverage factor will be applicable only if the securities are not redeemed prior to maturity and the final index value of each underlying index is greater than or equal to its respective initial index value.
Index percent change:	With respect to each underlying index, (final index value – initial index value) / initial index value
Worst performing underlying index:	The underlying index with the lesser index percent change
Index performance factor:	With respect to each underlying index, final index value / initial index value
Initial index value:

With respect to the SPX Index, 1,903.63, which is the index closing value of such index on the pricing date

With respect to the RTY Index, 1,017.974, which is the index closing value of such index on the pricing date

Final index value:	With respect to each underlying index, the index closing value of such index on the valuation date
Trigger level:

With respect to the SPX Index, 1,142.178, which is 60% of the initial index value of such index

With respect to the RTY Index, 610.784, which is approximately 60% of the initial index value of such index

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Investment Summary

Performance Leveraged Upside Securities

The Auto-Callable Trigger PLUS Based on the Value of the Worst Performing of the S&P 500® Index and the Russell 2000® Index due January 29, 2021 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying indices that enhances returns for any positive performance of the worst performing underlying index but only if the securities are not redeemed prior to maturity

▪	To provide an opportunity to earn the fixed early redemption payment if the index closing value of each underlying index on the call observation date is greater than or equal to its respective call threshold level

▪	To potentially outperform the worst performing of the S&P 500® Index and the Russell 2000® by taking advantage of the leverage factor (applicable only if the securities are not redeemed prior to maturity and the final index value of each underlying index is greater than its respective initial index value), with no limitation on the appreciation potential

▪	To provide limited protection against loss of principal in the event of a decline of the underlying indices as of the valuation date (if the securities have not been redeemed) but only if the respective final index level of the worst performing underlying index is greater than or equal to the respective trigger level

If the securities are not redeemed prior to maturity and the final index value of either underlying index is less than its respective trigger level, the securities are exposed on a 1:1 basis to the full negative performance of the worst performing underlying index.

Maturity:	5 years (unless redeemed earlier)

Leverage factor:	200% (applicable only if the final index value of each underlying index is greater than its respective initial index value)

Trigger level:	With respect to the SPX Index, 60% of the initial index value With respect to the RTY Index, 60% of the initial index value
Call threshold level:	With respect to the SPX Index, 110% of the initial index value With respect to the RTY Index, 110% of the initial index value
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities

Coupon:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $905.00.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the leverage factor, the trigger levels, the call threshold levels and the early redemption payment, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were

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lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Key Investment Rationale

The securities offer exposure to the worst performing of the S&P 500® Index and the Russell 2000® Index. In exchange for the upside leverage feature, which applies only if the securities are not redeemed prior to maturity and the final index value of each underlying index is greater than the initial index value, investors are exposed to the risk of loss of a significant portion or all of their investment due to the trigger feature. If the securities are not automatically redeemed prior to maturity, an investor will receive an amount in cash based upon the closing value of the worst performing underlying index on the valuation date. The securities are unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley. Investors may lose their entire initial investment in the securities.

If the securities are redeemed prior to maturity, you will receive only the fixed early redemption payment, regardless of the actual appreciation of either underlying index, and you will no longer benefit from the leverage feature that applies to the payment at maturity if the final index value of each underlying index is greater than its respective initial index value. Moreover, the early redemption payment may be significantly less than the payment at maturity you would receive for the same level of appreciation of the worst performing underlying index had the securities not been automatically redeemed and instead remained outstanding until maturity.

Early Redemption Feature	If the index closing value of each underlying index on the call observation date is greater than or equal to its respective call threshold level, the securities will be automatically redeemed for an amount per security equal to the early redemption payment. No further payments will be made on the securities after they have been redeemed.
Leveraged Performance	If the securities are not redeemed prior to maturity, the securities offer investors an opportunity to receive 200% of the positive return of the worst performing of the underlying indices if both underlying indices have appreciated in value.
Trigger Feature	At maturity, even if the worst performing underlying index has declined over the term of the securities, you will receive your stated principal amount but only if the final index value of each underlying index is greater than or equal to the respective trigger level.
Early Redemption Scenario	If the index closing value of each underlying index is greater than or equal to its respective call threshold level on the call observation date, the securities will be automatically redeemed for a fixed amount per security equal to $1,250 (125% of the stated principal amount).
Upside Scenario	The securities are not redeemed prior to maturity, and both underlying indices increase in value. In this case, at maturity, the securities redeem for the stated principal amount of $1,000 plus 200% of the index percent change of the worst performing underlying index.
Par Scenario	The securities are not redeemed prior to maturity, and the final index value of the worst performing underlying index is less than or equal to the respective initial index value but is greater than or equal to the respective trigger level. In this case, you receive the stated principal amount of $1,000 at maturity even though the worst performing underlying index has depreciated.
Downside Scenario

The securities are not redeemed prior to maturity, and either underlying index declines in value such that, at maturity, the final index value of the worst performing underlying index is less than the respective trigger level. In this case, the securities will redeem for at least 40% less than the stated principal amount, and this decrease will be by an amount proportionate to the full decline in value of the worst performing underlying index over the term of the securities.

Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in either underlying index below its respective trigger level will result in a significant loss of your investment, even if the other underlying index has appreciated or has not declined as much.

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Auto-Callable Trigger PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due January 29, 2021 Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the index closing values on the call observation date and (2) the final index values. Please see “Hypothetical Examples” beginning on page 7 for illustration of hypothetical payouts on the securities.

Diagram #1: Automatic Early Redemption

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 7.

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Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the securities if the securities have not been automatically redeemed early. The following examples are for illustrative purposes only. The actual initial index value and trigger level for each underlying index are set forth on the cover of this pricing supplement. The payment at maturity on the securities is subject to the credit risk of Morgan Stanley. The below examples are based on the following terms:

Stated principal amount:	$1,000 per security

Leverage factor:	200%

Hypothetical trigger level:	With respect to the SPX Index, 1,200, 60% of the respective hypothetical initial index value With respect to the RTY Index, 600, 60% of the respective hypothetical initial index value
Hypothetical initial index value:	With respect to the SPX Index: 2,000 With respect to the RTY Index: 1,000
Automatic early redemption:	If the index closing value of each underlying index is greater than or equal to its respective call threshold level (110% of its respective initial index value) on the call observation date, the securities will be automatically redeemed for the early redemption payment of $1,250 per security.

EXAMPLE 1: The securities are not automatically redeemed prior to maturity. Both underlying indices appreciate over the term of the securities, and investors receive the stated principal amount plus the leveraged upside payment, calculated based on the index percent change of the worst performing underlying index.

Final index value		SPX Index: 2,200
RTY Index: 1,400
Index percent change		SPX Index: (2,200 – 2,000) / 2,000 = 10% RTY Index: (1,400 – 1,000) / 1,000 = 40%
Payment at maturity	=	$1,000 + leveraged upside payment
	=	$1,000 + ($1,000 × leverage factor × index percent change of the worst performing underlying index)
	=	$1,000 + ($1,000 × 200% × 10%)
	=	$1,200

In example 1, the final index values of both the SPX Index and the RTY Index are greater than their initial index values. The SPX Index has appreciated by 10%, while the RTY Index has appreciated by 40%. Therefore, investors receive at maturity the stated principal amount plus 200% of the appreciation of the worst performing underlying index, which is the SPX Index in this example. Investors receive $1,200 per security at maturity.

EXAMPLE 2: The securities are not automatically redeemed prior to maturity. One underlying index appreciates, while the other declines over the term of the securities but neither index declines below the respective trigger level, and investors receive the stated principal amount.

Final index value	SPX Index: 2,600
RTY Index: 800

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Index percent change		SPX Index: (2,600 – 2,000) / 2,000 = 30% RTY Index: (800 – 1,000) / 1,000 = -20%
Payment at maturity	=	$1,000

In example 2, the final index value of the SPX Index is greater than its initial index value, while the final index value of the RTY Index is less than its initial index value, but is greater than or equal to the respective trigger level. The SPX Index has appreciated by 30% while the RTY index has declined by 20%. Investors will receive the stated principal amount of $1,000.

EXAMPLE 3: The securities are not automatically redeemed prior to maturity. One underlying index appreciates while the other declines over the term of the securities, and the final index value of the worst performing underlying index is less than the respective trigger level. Investors are therefore exposed to the decline in the worst performing underlying index from its initial index value.

Final index value		SPX Index: 2,600
RTY Index: 600
Index percent change		SPX Index: (2,600 – 2,000) / 2,000 = 30% RTY Index: (500 – 1,000) / 1,000 = -50%
Payment at maturity	=	$1,000 × [index performance factor of the worst performing underlying index]
	=	$1,000 x [500 / 1,000]
	=	$500

In example 3, the final index value of the SPX Index is greater than its initial index value, while the final index value of the RTY Index has declined below the trigger level. The SPX Index has appreciated by 30% while the RTY Index has depreciated by 50%. Because the final index value of the RTY Index has declined below the trigger level, investors are exposed to the negative performance of the RTY Index, which is the worst performing underlying index in this example. Investors receive a payment at maturity of $500 per security.

EXAMPLE 4: The securities are not automatically redeemed prior to maturity. Both underlying indices decline below their respective trigger levels, and investors are therefore exposed to the decline in the worst performing underlying index from its initial index value.

Final index value		SPX Index: 600
RTY Index: 400
Index percent change		SPX Index: (600 – 2,000) / 2,000 = -70% RTY Index: (400 – 1,000) / 1,000 = -60%
Payment at maturity	=	$1,000 × [index performance factor of the worst performing underlying index]
	=	$1,000 × [600 / 2,000]
	=	$300

In example 4, the final index values of both the SPX Index and the RTY Index are less than their respective trigger levels. The SPX Index has declined by 70% while the RTY Index has declined by 60%. Therefore, investors are exposed to the negative performance of the SPX Index, which is the worst performing underlying index in this example. Investors receive a payment at maturity of $300 per security.

Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in either underlying index below its respective trigger level will result in a significant loss of your investment, even if the other underlying index has appreciated or has not declined as much.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest or guarantee return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of any principal at maturity. If the securities are not redeemed prior to maturity and the final index value of either underlying index is less than the respective trigger level (which is 60% of the respective initial index level), the payout at maturity will be an amount in cash that is at least 40% less than the $1,000 stated principal amount of each security, and this decrease will be by an amount proportionate to the full decrease in the value of the worst performing underlying index over the term of the securities. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

▪	If the securities are redeemed prior to maturity, the appreciation potential of the securities is limited to the fixed early redemption payment. If the index closing value of each underlying index on the call observation date is greater than or equal to its respective call threshold level, the securities will be automatically redeemed. In this scenario, the appreciation potential of the securities is limited to the fixed early redemption payment of $1,250 per security (125% of the stated principal amount), regardless of the actual appreciation of either underlying index (which may be significant), and no further payments will be made on the securities once they have been redeemed. In addition, if the securities are redeemed prior to maturity, you will no longer benefit from the leverage feature that applies to the payment at maturity if the final index value of each underlying index is greater than its respective initial index value. Moreover, the early redemption payment may be significantly less than the payment at maturity you would receive for the same level of appreciation of the worst performing underlying index had the securities not been automatically redeemed and instead remained outstanding until maturity.

▪	You are exposed to the price risk of both underlying indices. Your return on the securities is not linked to a basket consisting of both underlying indices. Rather, it will be based upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying indices. Poor performance by either underlying index over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying index. If the securities are not redeemed prior to maturity and either underlying index declines to below its respective trigger level as of the valuation date, you will be exposed to the negative performance of the worst performing underlying index at maturity, even if the other underlying index has appreciated or has not declined as much, and you will lose a significant portion or all of your investment. In addition, because each underlying index must close above its respective call threshold level on the call observation date in order for the securities to be redeemed prior to maturity, the securities are less likely to be redeemed on the call observation date than if the securities were linked to just one underlying index. Accordingly, your investment is subject to the price risk of both underlying indices.

▪	Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risk of sustaining a significant loss on your investment than if the securities were linked to just one underlying index. The risk that you will suffer a significant loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlying index. With two underlying indices, it is more likely that either underlying index will decline to below its trigger level as of the valuation date than if the securities were linked to only one underlying index. Therefore, it is more likely that you will suffer a significant loss on your investment.

▪	The automatic early redemption feature may limit the term of your investment to approximately 30 months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns. The term of your investment in the securities may be limited to as short as approximately 30 months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no further

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payments, and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including the value, volatility and dividend yield of the underlying indices, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. The levels of the underlying indices may be, and have recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” and “Russell 2000® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities upon an early redemption or at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪	The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. As the Russell 2000® Index is one of the underlying indices, and the Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization, the securities are linked to the value of small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪	If the securities are not redeemed prior to maturity, the amount payable on the securities is not linked to the values of the underlying indices at any time other than the valuation date. The final index value of each underlying index will be based on the index closing value of such index on the valuation date, subject to adjustment for non-index business days and certain market disruption events. Even if both underlying indices appreciate prior to the valuation date but the value of either underlying index drops by the valuation date to below its trigger level, the payment at maturity will be significantly less than it would have been had the payment at maturity been linked to the values of the underlying indices prior to such drop. Although the actual values of the underlying indices on the stated maturity date or at other times during the term of the securities may be higher than their respective final index values, the payment at maturity will be based solely on the index closing values on the valuation date.

▪	Investing in the securities is not equivalent to investing in either underlying index. Investing in the securities is not equivalent to investing in either underlying index or the component stocks of either underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute either underlying index.

▪	Adjustments to the underlying indices could adversely affect the value of the securities. The publisher of either underlying index may add, delete or substitute the stocks constituting such underlying index or make other methodological changes that could change the value of such underlying index. The publisher of either underlying index

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Auto-Callable Trigger PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due January 29, 2021 Principal at Risk Securities

may discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. MS & Co. and some of our other subsidiaries also trade the stocks that constitute the

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underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value of an underlying index, and, therefore, could have increased (i) the call threshold level for such underlying index, which is the level at or above which such underlying index must close on the call observation date so that the securities are redeemed prior to maturity for the early redemption payment (depending also on the performance of the other underlying index), and (ii) the trigger level for such underlying index, which, if the securities are not redeemed prior to maturity, is the level at or above which such underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities (depending also on the performance of the other underlying index). Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could potentially affect whether the value of an underlying index on the valuation date is below the respective trigger level, and, therefore, whether an investor would receive significantly less than the stated principal amount of the securities at maturity (depending also on the performance of the other underlying index).

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities. As calculation agent, MS & Co. has determined the initial index values, the call threshold levels and the trigger levels, will determine the final index values, whether the securities will be automatically redeemed prior to maturity, and, if not, whether either underlying index has decreased to below the respective trigger level, and will calculate the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying indices. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “—Additional provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA Legislation” in the accompanying product supplement for PLUS, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments except that, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of any disposition of financial instruments before January 1, 2019. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding

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tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. S&P has announced that, effective with the September 2015 rebalance, consolidated share class lines are no longer included in the S&P 500® Index. Each share class line is subject to public float and liquidity criteria individually, but the company’s total market capitalization is used to evaluate each share class line for purposes of determining index membership eligibility. This may result in one listed share class line of a company being included in the S&P 500® Index while a second listed share class line of the same company is excluded. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on January 26, 2016:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	1,903.63
52 Weeks Ago:	2,057.09
52 Week High (on 5/21/2015):	2,130.82
52 Week Low (on 1/20/2016):	1,859.33

The following graph sets forth the daily closing values of the SPX Index for the period from January 1, 2011 through January 26, 2016. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter in the same period. The closing value of the SPX Index on January 26, 2016 was 1,903.63. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The SPX Index has at times experienced periods of high volatility, and you should not take the historical values of the SPX Index as an indication of its future performance.

SPX Index Daily Closing Values January 1, 2011 to January 26, 2016

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Auto-Callable Trigger PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due January 29, 2021 Principal at Risk Securities

S&P 500® Index	High	Low	Period End
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter (through January 26, 2016)	2,016.71	1,859.33	1,903.63

License Agreement between Morgan Stanley and Standard & Poor’s Financial Services LLC

Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. See “S&P 500® Index” in the accompanying index supplement.

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Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories. All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

Information as of market close on January 26, 2016:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	1,017.974
52 Weeks Ago:	1,200.740
52 Week High (on 6/23/2015):	1,295.799
52 Week Low (on 1/19/2016):	994.869

The following graph sets forth the daily closing values of the RTY Index for the period from January 1, 2011 through January 26, 2016. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the RTY Index for each quarter in the same period. The closing value of the RTY Index on January 26, 2016 was 1,017.974. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The RTY Index has at times experienced periods of high volatility, and you should not take the historical values of the RTY Index as an indication of its future performance.

RTY Index Daily Closing Values January 1, 2011 to January 26, 2016

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Russell 2000® Index	High	Low	Period End
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.49	769.48	849.35
2013
First Quarter	953.07	872.60	951.54
Second Quarter	999.99	901.51	977.48
Third Quarter	1,078.41	989.47	1,073.79
Fourth Quarter	1,163.64	1,043.46	1,163.64
2014
First Quarter	1,208.651	1,093.594	1,173.038
Second Quarter	1,192.960	1,095.986	1,192.960
Third Quarter	1,208.150	1,101.676	1,101.676
Fourth Quarter	1,219.109	1,049.303	1,204.696
2015
First Quarter	1,266.373	1,154.709	1,252.772
Second Quarter	1,295.799	1,215.417	1,253.947
Third Quarter	1,273.328	1,083.907	1,100.688
Fourth Quarter	1,204.159	1,097.552	1,135.889
2016
First Quarter (through January 26, 2016)	1,110.439	994.869	1,017.974

License Agreement between Russell Investments and Morgan Stanley

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley. For more information, see “Russell 2000® Index—License Agreement between Russell Investments and Morgan Stanley” in the accompanying index supplement.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Underlying index publishers:	With respect to the SPX Index, S&P Dow Jones Indices LLC With respect to the RTY Index, Russell Investments
Securities:	The accompanying product supplement refers to the securities as the “PLUS” and “Trigger PLUS.”
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Postponement of call observation date:	If the scheduled call observation date is not an index business day or if a market disruption event occurs on that day, the call observation date will be postponed in accordance with the procedures set forth in the section entitled “Description of PLUS—Postponement of Valuation Date(s)” in the accompanying product supplement for PLUS.
Postponement of maturity date:	If the scheduled valuation date is not an index business day with respect to either underlying index or if a market disruption event occurs with respect to either underlying index on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following the latest valuation date as postponed with respect to either underlying index.
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪ Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the

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instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed under “United States Federal Taxation – Tax Consequences to Non-U.S. Holders – Possible Application of Section 871(m) of the Code” in the accompanying product supplement for PLUS, Section 871(m) of the Code imposes a 30% withholding tax on certain “dividend equivalents” paid or deemed paid with respect to U.S. equities or equity indices under certain circumstances. However, in light of recently promulgated Treasury regulations under Section 871(m) of the Code, the withholding tax generally will not apply to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the securities by taking positions in stocks of the underlying indices and in futures and/or options contracts on the underlying indices and any component stocks of the underlying indices listed on major securities markets. Such purchase activity could have increased the value of either underlying index on the pricing date, and therefore could have increased (i) the call threshold level for such underlying index, which is the level at or above which such underlying index must close on the call observation date so that the securities are redeemed prior to maturity for the early redemption payment (depending also on the performance of the other underlying index), and (ii) the trigger level for such underlying index, which, if the securities are not redeemed prior to maturity, is the level at or above which such underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities (depending also on the performance of the other underlying index). In addition, through our subsidiaries, we are likely to modify our hedge position

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throughout the term of the securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of either underlying index and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any (depending also on the performance of the other underlying index). For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.
Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than

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“adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any security acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

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(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any security to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $36.25 for each security they sell; provided that dealers selling to investors purchasing the Trigger PLUS in fee-based advisory accounts will receive a sales commission of $6.25 per security.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer

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Auto-Callable Trigger PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due January 29, 2021 Principal at Risk Securities

or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 19, 2014, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 19, 2014.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated November 19, 2014

Index Supplement dated November 19, 2014

Prospectus dated November 19, 2014

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus. As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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